UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No .    )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SomaLogic, Inc.

(Name of Registrant as Specified in its Charter)

Madryn Asset Management, LP

Madryn Health Partners, LP

Madryn Health Partners (Cayman Master), LP

Madryn Health Advisors, LP

Madryn Health Advisors GP, LLC

Madryn Select Opportunities, LP

Madryn Select Advisors, LP

Madryn Select Advisors GP, LLC

Avinash Amin

(Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On December 22, 2023, Madryn Asset Management, LP (collectively with its affiliates, “Madryn”) issued the following press release, a copy of which is below. Also on December 22, 2023, Madryn made an update to its website, www.NoSomaLogicMerger.com, a screenshot of which is attached hereto as Exhibit 1 and incorporated herein by reference.

Madryn Asset Management Highlights Newly-Disclosed Conflicts of Interest Related to Proposed SomaLogic Merger with Standard BioTools

Late-Stage Updates to Merger Proxy Spotlight Troubling Connections and Ongoing Business Relationships Among Members of SomaLogic Transaction Committee and Eli Casdin and Casdin Capital

Madryn Urges Shareholders to Vote “AGAINST” the Proposed Merger with Standard BioTools

NEW YORK – December 22, 2023 – Madryn Asset Management, LP (“Madryn Asset Management” and, collectively with its affiliates, “Madryn”), a holder of approximately 4.2% of the outstanding common stock of SomaLogic, Inc. (“SomaLogic” or the “Company”) (Nasdaq: SLGC), today commented on the additional disclosures provided late yesterday afternoon by SomaLogic related to its proposed merger (the “Proposed Merger”) with Standard BioTools Inc. (“Standard BioTools”) (Nasdaq: LAB). Madryn issued the following statement:

SomaLogic’s additional disclosures—which were only made after the Company had been sued by two separate shareholders—provide significant reasons for shareholders to be skeptical of the Proposed Merger. In our view, these disclosures demonstrate that the Company has not made adequate disclosures throughout the process, and we question whether there may be additional pertinent information which has not yet been disclosed to shareholders, who are being asked to evaluate the Proposed Merger on an abbreviated timeline.

The Company now notes that its Board of Directors (the “SomaLogic Board”) “was aware of the business relationships between members of the SomaLogic Board, Casdin Capital[, LLC (“Casdin Capital”)] and Eli Casdin, which the SomaLogic Board did not consider to represent a conflict of interest with respect to the [Proposed] Merger…” These “business relationships”—which we believe clearly represent a conflict of interest and should have been disclosed earlier—include the following information about the interconnections among members of the SomaLogic Board’s Transaction Committee and Casdin Capital:

•

“Troy Cox … currently serves as a member of the board of LetsGetChecked, a virtual care company in which Casdin Capital is an investor and on whose board of directors Mr. Casdin serves; and … had previously made a $1,000,000 investment in Casdin Capital…”

•	Does Mr. Cox have exposure to Standard BioTools through his investment in Casdin Capital?

•

“Tycho Peterson … is the Chief Financial Officer of Adaptive Biotechnologies, a publicly traded company in which Casdin Capital invested following the execution of the Merger Agreement, and owned approximately 1.0% of the outstanding shares as of November 14, 2023 … ”

•

“Jason Ryan, the Chairman of the SomaLogic Board … serves as Executive Chairman of GeneDx Holdings Corp., a publicly traded company in which Casdin Capital is a significant stockholder … and on whose board of directors (and compensation committee of the board of directors) Mr. Casdin serves. In addition. Mr. Ryan (i) serves as a member of the board of directors of Singular Genomics, in which Casdin Capital is an investor…”

•

Mr. Ryan earned $3.2 million for serving as executive chairman of GeneDx; Mr. Casdin serves on the board committee that determines the compensation levels that Mr. Ryan has received and will receive going forward—we believe that is a blatant ongoing conflict.

•

“Tom Carey … is the founder of Perspective Group, an executive search firm that operates within the life sciences industry from which Mr. Carey has retired, which has performed work for clients in which Casdin Capital is or was an investor…”

Additionally, the Company has added further disclosure concerning the special economic rights afforded to the holders of Standard BioTools’ Series B Preferred Stock, which we have noted as a problematic aspect of the Proposed Merger:

•

“[T]he Series B Preferred Stock will have a senior liquidation preference to the combined company’s common stock in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and will retain the right to require redemption of the Series B-1 Preferred Stock and Series B-2 Preferred Stock, respectively, in the event of a “Change of Control” as defined in the Certificates of Designations of the Series B Preferred Stock, which could have an adverse effect on the value of the combined company’s common stock in certain sale transactions at valuations that are less than the conversion price of the Series B Preferred Stock.”

Taken as a whole, we believe these additional facts are highly concerning, and SomaLogic shareholders should recognize that the governance practices in relation to this process appear to be incredibly poor, to say the least. The fact that these disclosures were made only two weeks ahead of the planned vote compounds the ongoing governance failures present at the Company. We believe it is completely inappropriate for SomaLogic to expect shareholders to be able to cast fully informed votes on the Proposed Merger so soon after such troubling information was made public during the holiday season and with little time until the shareholder vote. We continue to urge SomaLogic shareholders to vote “AGAINST” the Proposed Merger.

Voting “AGAINST” the Proposed Merger Will Protect the Value of Shareholders’ Investment and Allow SomaLogic to Pursue Vastly Superior Alternatives

Visit www.NoSomaLogicMerger.com for Additional Information

***

About Madryn Asset Management

Madryn Asset Management is a leading alternative asset management firm that invests in innovative healthcare companies specializing in unique and transformative products, technologies and services. The firm draws on its extensive and diverse experience spanning the investment management and healthcare industries and employs an independent research process based on original insights to target attractive economic opportunities that deliver strong risk-adjusted and absolute returns for its limited partners while creating long-term value in support of its portfolio companies.

IMPORTANT ADDITIONAL INFORMATION

Madryn Asset Management, Madryn Health Partners, LP, Madryn Health Partners (Cayman Master), LP, Madryn Health Advisors, LP, Madryn Health Advisors GP, LLC, Madryn Select Opportunities, LP, Madryn Select Advisors, LP, Madryn Select Advisors GP, LLC and Avinash Amin (collectively, the “Participants”) are participants in the solicitation of proxies from the stockholders of SomaLogic in connection with the special meeting of stockholders (the “Special Meeting”). On December 18, 2023, the Participants filed with the U.S. Securities and Exchange Commission (the “SEC”) their definitive proxy statement and accompanying GREEN Proxy Card in connection with their solicitation of proxies from the stockholders of SomaLogic for the Special Meeting. MADRYN STRONGLY ADVISES ALL STOCKHOLDERS OF SOMALOGIC TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING GREEN PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IN SOMALOGIC, BY SECURITY HOLDINGS OR OTHERWISE. The definitive proxy statement and an accompanying GREEN Proxy Card will be furnished to some or all SomaLogic stockholders and is, along with other relevant documents, publicly available at no charge on the SEC’s website at http://www.sec.gov/. In addition, the Participants will provide copies of the definitive proxy statement without charge upon request. Requests for copies should be directed to Madryn Asset Management.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release are for general information only, and are not intended to provide investment advice. All statements contained in this release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this presentation in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. Madryn disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results.

Contacts:

John Ferguson / Joseph Mills	Joe Germani / Ashley Areopagita
Saratoga Proxy Consulting, 212-257-1311	Longacre Square Partners, 646-386-0091
info@saratogaproxy.com	Madryn@LongacreSquare.com

Exhibit 1

NO SOMALOGIC MERGER

About Madryn | Reasons To Vote AGAINST | Important Materials | How To Vote | Contact Us

Important Materials

Dec 22, 2023

BUSINESSWIRE

Dec 21, 2023

BUSINESSWIRE

Dec 20, 2023

DELAWARE COURT OF CHANCERY

NO SOMALOGIC MERGER A b o u t R easo n s T o Important H o w T o C o n tact M ad ry n V o te A G A IN S T Materials V o te U s Important Materials Madryn Asset Management Highlights Newly-Disclosed Conflicts of Interest Related to Proposed SomaLogic Merger with Standard BioTools Dec 22, 2023 BUSINESSWIRE Madryn Asset Management Issues Letter to Shareholders Correcting False and Misleading Statements in SomaLogic’s Recent Investor Presentation Dec 21, 2023 BUSINESSWIRE Dr. Larry Gold & Dr. Jason Cleveland Complaints filed against SomaLogic, Inc. Dec 20, 2023 DELA W ARE C OURT OF CHANCER Y